UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

 CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report: September 21, 2016
(Date of earliest event reported)

 Chegg, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-36180	20-3237489
(Commission File Number)	(IRS Employer Identification No.)

3990 Freedom Circle
Santa Clara, California	95054
(Address of Principal Executive Offices)	(Zip Code)

(408) 855-5700
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On September 21, 2016, Chegg, Inc. (the “Company”) entered into a revolving line of credit with Wells Fargo Bank, National Association (the “Bank”) pursuant to a credit agreement, dated September 21, 2016, by and among the Company and the Bank (the “Credit Agreement”). The Credit Agreement provides a $30 million unsecured revolving line of credit (the “Line of Credit”). The Company may request the Bank to increase the Line of Credit by $20 million. Amounts repaid under the Line of Credit may be reborrowed. The Line of Credit matures on September 21, 2019 (the "Maturity Date") and is payable in full on the Maturity Date. The Company intends to use the Line of Credit from time to time for general corporate purposes and did not borrow any funds under the Line of Credit at the closing.

The Company will pay the Bank a fee equal to 0.25% per year on the average daily unused amount of the Line of Credit. Loans under the Line of Credit will bear stated interest based on the LIBOR rate. Each Letter of Credit issued pursuant to the Credit Agreement shall have (a) if the Company’s Leverage Ratio (as defined below) is less than 1.00%, a fee equal to 1.50% per year or (b) if the Company’s Leverage Ratio is greater than or equal to 1.00%, a fee equal to 2.50% per year. “Leverage Ratio” means a ratio of all obligations owed by the Company to the Bank divided by the Company’s EBITDA (as defined in the Credit Agreement).

The Credit Agreement contains customary representations and warranties, affirmative and negative covenants, and events of default under which the Company’s payment obligations may be accelerated. Among other covenants, the Company shall (a) maintain a balance of unrestricted cash at the Bank of not less than $30 million at all times, other than the three months ending March 31, 2017 and June 30, 2017, and not less than $25 million during the three months ending March 31, 2017 and June 30, 2017; and (b) achieve EBITDA (as defined in the Credit Agreement), measured on a trailing 12 month basis, of not less than (i) $25 million for the period of time from September 30, 2016 through June 30, 2017, (ii) $30 million for the period of time from September 30, 2017 through June 30, 2018, and (iii) $35 million for the period of time from September 30, 2018 through the Maturity Date. Events of default under the Credit Agreement include, but are not limited to, the Company’s failure to pay amounts due and payable under the Line of Credit; uncured defaults in performance of compliance with covenants; bankruptcy, insolvency, a general assignment for the benefit of creditors, or inability to pay debts, and certain undischarged judgment liens; dissolution of the Company; or the Company experiences a change of control of an aggregate of 35% or more of the Company’s common stock, each as described in the Credit Agreement. The Line of Credit is secured by the Company’s personal property. The Company’s obligations under the Credit Agreement are guaranteed by specified Company subsidiaries pursuant to a guaranty agreement, a form of which is attached to the Credit Agreement.

In the ordinary course of their respective businesses, the Bank and its respective affiliates have engaged, and may in the future engage, in commercial banking, investment banking, financial advisory or other services with the Company and its affiliates for which they have in the past and/or may in the future receive customary compensation and expense reimbursement.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K, and incorporated herein by reference.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference in its entirety.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Credit Agreement dated September 21, 2016 by and between Chegg, Inc. and Wells Fargo Bank, National Association.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHEGG, INC.

By: /s/ Andrew Brown
Andrew Brown
Chief Financial Officer
Date: September 22, 2016

EXHIBIT INDEX

Exhibit No.	Description
99.1	Credit Agreement dated September 21, 2016 by and between Chegg, Inc. and Wells Fargo Bank, National Association.